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Exhibit 10.41

October 25, 2001

Richard Leong
Houston, TX

CONFIDENTIAL

RE:
Termination Agreement

Dear Rich:

        As discussed, Universal Compression, Inc. ("Company") has agreed to extend the following benefits to you if you are involuntarily terminated by the Company for any reason other than Cause (as defined below) during the three (3) year period commencing on your effective date of employment:

  1)
  A cash payment equal to one year of your then current annual base salary (not including any applicable bonus or other forms of incentive compensation) to be paid in a single lump sum payment as soon as reasonably practicable after your termination, and

  2)
  Company-paid executive medical and dental continuation coverage (pursuant to any COBRA election that you may make) for a one-year period following your termination.

        For purposes of this Agreement, Cause shall mean (a) any criminal act, (b) any misconduct (including but not limited to, a positive illegal drug test result), (c) any nonperformance of your duties, (d) any acts of insubordination, or (e) any acts of dishonesty.

        Notwithstanding the above, the Company's obligation to make any payments under this Agreement will be contingent upon your execution of a release and waiver of any and all claims against the Company.

        If this Agreement represents our understanding, please execute below my signature.

Agreed:	/s/ STEPHEN A. SNIDER Stephen A. Snider	Date:	10/25/01

Agreed:	/s/ RICHARD LEONG Richard Leong	Date:	10/30/01

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  Exhibit 10.41